Exhibit 15.2

June 26, 2013

The Board of Directors

The Hertz Corporation

We are aware of the inclusion of our report dated November 8, 2012 (June 26, 2013 as to the matters discussed in Note 16) relating to the unaudited condensed consolidated interim financial statements of Dollar Thrifty Automotive Group, Inc. and subsidiaries for the quarter ended September 30, 2012 included in the Registration Statement of The Hertz Corporation on Form S-4 filed with the Securities and Exchange Commission on June 26, 2013 and related Prospectus pertaining to the offer to exchange $250,000,000 of 4.250% Senior Notes of The Hertz Corporation.

/s/ Ernst & Young LLP

Tulsa, Oklahoma